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                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 26, 1996, in the Registration Statement (Amendment No. 1 to Form S-4 No. 333-02409) and related Prospectus of Unisys Corporation for the registration of $425,000,000 of 12% Senior Notes due 2003.

We also consent to the incorporation by reference therein of our report with respect to the financial statement schedule of Unisys Corporation for the years ended December 31, 1995, 1994, and 1993 included in the Annual Report (Form 10-K) for 1995 filed with the Securities and Exchange Commission.



                                                     /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
May 30, 1996